NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

Exhibit 99.1

FOR IMMEDIATE RELEASE

NDCHealth Provides Update

ATLANTA, January 31, 2005 – NDCHealth Corporation (NYSE: NDC) today announced that it is continuing to work to complete and file with the Securities and Exchange Commission (SEC) as soon as possible its Quarterly Report on Form 10-Q for the fiscal second quarter ended November 26, 2004, and anticipates doing so prior to March 21, 2005. The company also anticipates filing restated financial results on Forms 10-K/A and 10-Q/A beginning with the fiscal year ended May 31, 2002 through the first quarter of fiscal 2005 ended August 27, 2004 at the same time.

In addition to NDCHealth’s focus on the previously disclosed contemplated areas of adjustment to be reflected in its restated financial statements, the company determined to review and has reviewed certain other aspects of its business regarding the application of generally accepted accounting principles. In this regard, the company has identified certain Intelligent Health Repository services within its Information Management segment for which its review indicates that the timing of recognition of some revenue should have been delayed in fiscal 2004 and the first quarter of fiscal 2005. These services represent less than 4% of the company’s total revenue during this time period, and only a portion of this revenue is affected. As previously disclosed, the restatement will also include adjustments related to its physician software products and other identified adjustments from prior periods.

As part of the process to complete its restated financial statements, NDCHealth is assembling the detailed support required to make the specific adjusting entries for the items described above. The company does not believe that the trends of its annual revenue, earnings and cash flow results will be substantially changed by the restatement. In addition, all adjustments are expected to be non-cash in nature.

NDCHealth also reported that, consistent with its prior disclosure indicating this might occur, the company has received notice under its 10-½% Senior Subordinated Notes due 2012 that the company’s delay in filing its Form 10-Q for the quarter ended November 26, 2004 with the SEC constitutes a default under the Notes. The company expects such default will not, however, result in any acceleration of the Notes if the company files its Form 10-Q prior to March 21st, as anticipated.

Cautionary Information Regarding Forward-Looking Statements

There can be no assurance that, if the company is unable to file the Form 10-Q prior to March 21st, the holders of the Notes will not seek to declare the Notes due and payable. However, should this occur, the company’s senior credit facility could operate to delay any payment to the bondholders for up to six months, during which time the company could seek alternative financing. Any acceleration could have a material adverse effect on the company’s business, operations, financial condition, liquidity and capital resources if the company were unable to renegotiate or refinance its debt. While the company may, from time to time, make further announcements, it assumes no obligation to provide updates on the matters mentioned above.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., the company provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

Contact:	Robert P. Borchert VP—Investor Relations (404) 728-2906 robert.borchert@ndchealth.com